UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE OMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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Atlantic Liberty Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 15, 2005

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Atlantic Liberty Financial Corp., we cordially invite you to attend our Annual Meeting of Shareholders. The meeting will be held at 3:30 p.m., (local time) on August 17, 2005, at our main office located at 186 Montague Street, Brooklyn, New York.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the annual meeting. The annual meeting is being held so that shareholders may vote for the election of directors and ratify the appointment of Beard Miller Company LLP as our independent auditors for the fiscal year ending March 31, 2006.

Your Board of Directors has determined that the matters to be considered at the annual meeting are in the best interests of Atlantic Liberty Financial Corp. and its shareholders. For the reasons set forth in the proxy statement, the Board of Directors unanimously recommends a vote “For” each matter presented.

Please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible. This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting. Your vote is important regardless of the number of shares you own.

Sincerely,

Barry M. Donohue	Richard T. Arkwright
President and Chief Executive Officer	Chairman of the Board

Atlantic Liberty Financial Corp.
186 Montague Street
Brooklyn, New York 11201
(718) 855-3555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 17, 2005

        Notice is hereby given that the Annual Meeting of Atlantic Liberty Financial Corp. (the “Company”) will be held at our main office located at 186 Montague Street, Brooklyn, New York, on August 17, 2005 at 3:30 p.m., local time.

        A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

        The Annual Meeting is for the purpose of considering and acting upon:

1.	The election of two directors of the Company;

2.	The ratification of the appointment of Beard Miller Company LLP as auditors for the Company for the fiscal year ending March 31, 2006; and

3.	Such other matters as may properly come before the Annual Meeting, or any adjournments thereof.

        The Board of Directors is not aware of any other business to come before the Annual Meeting.

        Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned. Stockholders of record at the close of business on July 1, 2005 are the stockholders entitled to vote at the Annual Meeting, and any adjournments thereof.

        EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

By Order of the Board of Directors

William M. Gilfillan
Corporate Secretary

Brooklyn, New York
July 15, 2005

IMPORTANT: A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

Atlantic Liberty Financial Corp.
186 Montague Street
Brooklyn, New York 11201
(718) 855-3555

ANNUAL MEETING OF STOCKHOLDERS
August 17, 2005

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Atlantic Liberty Financial Corp. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company (the “Meeting”), which will be held at our main office located at 186 Montague Street, Brooklyn, New York, on August 17, 2005 at 3:30 p.m., local time, and all adjournments thereof. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about July 15, 2005.

REVOCATION OF PROXIES

     Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. Where no instructions are indicated, proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Meeting.

     The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Meeting or any adjournments thereof.

     Proxies may be revoked by sending written notice of revocation to the Secretary of the Company, at the address of the Company shown above, voting a later dated proxy or by attending the Meeting and voting in person. The presence at the Meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy. If you are a stockholder whose shares are not registered in your name, you will need appropriate documentation from your record holder to vote personally at the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Holders of record of the Company’s common stock, par value $.10 per share (the “Common Stock”), as of the close of business on July 1, 2005 (the “Record Date”) are entitled to one vote for each share then held. As of the Record Date, the Company had 1,682,147 shares of Common Stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Broker non-votes and proxies marked abstain will be counted for purposes of determining that a quorum is present. In the event there are not sufficient votes for a quorum or to approve or ratify any matter being presented at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote FOR the election of the nominees proposed by the Board of Directors or to WITHHOLD

AUTHORITY to vote for the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominees being proposed is withheld.

     As to the ratification of auditors, the proxy card being provided by the Board of Directors enables a stockholder to: (i) vote FOR the proposal; (ii) vote AGAINST the proposal; or (iii) ABSTAIN from voting on the proposal. The ratification of auditors must be approved by the affirmative vote of a majority of the votes cast without regard to broker non-votes or proxies marked ABSTAIN.

     Proxies solicited hereby will be returned to the Company and will be tabulated by an Inspector of Election designated by the Company’s Board of Directors.

     Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission (“SEC”) regarding such ownership pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by named executive officers and directors individually, by executive officers and directors as a group and by each person who was the beneficial owner of more than five percent of the Company’s outstanding shares of Common Stock on the Record Date.

Name and Address of Beneficial Owner	Amount of Shares Owned and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding
Owners of More Than 5% of the Outstanding Common Stock:

Atlantic Liberty Savings, F.A. Employee Stock Ownership Plan (1)	136,427	8.11%

Wellington Management Company, LLP (2) 75 State Street Boston, Massachusetts 02109	166,400	9.89%

Officers and Directors (1):

Richard T. Arkwright (3)	111,028	6.60%

Barry M. Donohue (4)(9)	38,235	2.27%

Hon. Guy J. Mangano (5)	15,904	0.95%

Thomas M. De Martino (6)	15,843	0.94%

George M. Spanakos (7)	16,489	0.98%

William M. Gilfillan (8)(9)	29,589	1.76%

All officers and directors as a group (6 persons)	227,088	13.5%

(1)	The address of the above referenced person or entity is 186 Montague Street, Brooklyn, New York.
(2)	Based on the Schedule 13G filed on February 14, 2005 by Wellington Management Company, LLP.
(3)

Mr. Arkwright directly owns and has sole voting power over 83,928 shares. Mr. Arkwright may be deemed to be the indirect owner of 27,100 shares beneficially owned by Analytic Asset Management, Inc. of which he is Chairman. Mr. Arkwright disclaims ownership over such shares. Includes 4,620 shares underlying options exercisable within 60 days of the record date.

(4)	Mr. Donohue has sole voting power over 38,235 shares. Includes 18,478 shares underlying options exercisable within 60 days of the record date.
(5)	Mr. Mangano has sole voting power over 5,904 shares and shared voting power over 10,000 shares. Includes 4,620 shares underlying options exercisable within 60 days of the record date.
(6)	Mr. De Martino has sole voting power over 15,843 shares. Includes 4,620 shares underlying options exercisable within 60 days of the record date.
(7)	Mr. Spanakos has sole voting power over 6,089 shares and shared voting power over 10,400 shares. Includes 4,620 shares underlying options exercisable within 60 days of the record date.
(8)	Mr. Gilfillan has sole voting power over 29,589 shares. Includes 15,057 shares underlying options exercisable within 60 days of the record date.
(9)	Includes 4,767 shares allocated pursuant to the employee stock ownership plan.

PROPOSAL I—ELECTION OF DIRECTORS

     The Company’s Board of Directors is composed of five members. The Company’s bylaws provide that approximately one-third of the directors are to be elected annually. Directors of the Company are generally elected to serve for a three year period or until their respective successors shall have been elected and shall qualify. The terms of the Board of Directors are classified so that approximately one-third of the directors are up for election in any one year. Two directors will be elected at the Meeting. The Board of Directors has nominated the Richard T. Arkwright and Barry M. Donohue, each to serve as a director for a three-year term.

     The table below sets forth certain information regarding the composition of the Company’s Board of Directors, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominee identified below. If one or more nominees is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The Board of Directors recommends a vote “FOR” the nominees to serve as directors until their terms expire.

Name	Age (1)	Positions Held	Director Since (2)	Current Term to Expire	Shares of Common Stock Beneficially Owned on the Record Date	Percent of Class
NOMINEES

Richard T. Arkwright	71	Chairman of the Board	1999	2005	111,028	6.60
Barry M. Donohue	64	President, Chief Executive Officer and Director	2001	2005	38,235	2.27

DIRECTORS CONTINUING IN OFFICE

Thomas M. De Martino	67	Director	2002	2006	15,843	0.94
George M. Spanakos	68	Director	2001	2007	16,489	0.98
Hon. Guy J. Mangano	75	Director	2002	2007	15,904	0.95

(1)	At March 31, 2005.
(2)	Reflects initial appointment to the Board of Directors of the Bank's mutual predecessor.

     The principal occupation during the past five years of each director and executive officer of the Company is set forth below. All directors and executive officers have held their present positions for all five years unless otherwise stated.

     Richard T. Arkwright is the Chairman of the Board of Atlantic Liberty Savings, F.A. (the "Bank"), and has held this position since 2001. In 2002 Mr. Arkwright became the Chairman and Chief Investment Officer of Analytic Asset Management, an investment advisory firm located in New York City. From 1983 until joining Analytic Asset Management in 2002, Mr. Arkwright was the Executive Vice President of Gray Seifert & Co., an investment advisory firm.

     Barry M. Donohue is the President and Chief Executive Officer of Atlantic Liberty Savings, F.A. Until his appointment in 1999, Mr. Donohue was Vice President of Mortgage Lending at Atlantic Liberty Savings, F.A. Mr. Donohue previously was Senior Vice President of Crossland Savings Bank until 1992 when he joined Atlantic Liberty Savings, F.A.

     Hon. Guy J. Mangano is retired. Prior to his retirement in 2000, Mr. Mangano was the Presiding Justice of the Appellate Division, Second Department of the New York State Appellate Court.

     Thomas M. De Martino is the owner of T.M. De Martino Consulting Services, a business and government services consultant. Prior to founding T.M. De Martino Consulting Services in 1998, Mr. De Martino was Vice President of External Affairs with Brooklyn Union Gas.

     George M. Spanakos is a self-employed attorney. Mr. Spanakos is also an owner of St. George Realty, a real estate management company located in Brooklyn, New York.

     William M. Gilfillan, age 60, has been the Executive Vice President and Chief Financial Officer of Atlantic Liberty Savings, F.A. since September 2000. From 1979 until January 2000, Mr. Gilfillan served as a Vice President with J.P. Morgan, a financial services and investment banking company.

Board Independence

     The Board of Directors has determined that, except as to Mr. Donohue, each member of the Board of Directors is an “independent director” within the meaning of the Nasdaq corporate governance listing standards. Mr. Donohue is not considered independent because he is an executive officer of the Company.

Ownership Reports by Officers and Directors

     The Common Stock is registered pursuant to Section 12(g) of the Exchange Act. The officers and directors of the Company and beneficial owners of greater than 10% of the Company’s Common Stock (“10% beneficial owners”) are required to file reports on Forms 3, 4, and 5 with the SEC disclosing changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company’s Proxy Statement and Annual Report on Form 10-KSB of the failure of an officer, director or 10% beneficial owner of the Company’s Common Stock to file a Form 3, 4 or 5 on a timely basis. All officers and directors of the Company who are required to file Forms 3, 4 and 5 filed these forms on a timely basis, with the exception of one Form 4 that was filed late by Mr. Spanakos.

Meetings of the Board of Directors and Committees

     Our Board of Directors meets on a monthly basis and holds additional special meetings. During the year ended March 31, 2005, the Board of Directors held 12 regular meetings and did not hold any special meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such directors served. Executive sessions of the independent directors are held on a regular basis.

Attendance at Annual Meetings of Stockholders

     All of the members of the Board of Directors attended the 2004 Annual Meeting of Stockholders. The Company does not have a formal policy regarding attendance at annual meetings.

Committees of Atlantic Liberty Financial Corp.

     Atlantic Liberty Financial Corp. has standing Audit and Compensation Committees. We do not have a standing nominating committee.

Audit Committee

     The Audit Committee reviews audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also acts on the recommendation by management of an accounting firm to perform Atlantic Liberty Financial Corp.’s annual audit, and acts as a liaison between the auditors and the Board of Directors. The Audit Committee is comprised of Directors Arkwright, Mangano, De Martino and Spanakos. Each member of the Audit Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards and under SEC Rule 10A-3. Each member of the Audit Committee has an understanding of the Company’s financial statements and is “financially literate.” The Audit Committee has not designated an audit committee financial expert because none of the “independent directors,” while financially literate, meet the more stringent requirements necessary for designation as the financial expert.

     The Committee reviews the contents of and conclusions in audit reports prepared by the internal auditor and the Company’s independent auditors, reviews and approves the annual engagement of the Company’s independent auditors, the Company’s audit policy, the internal audit function and the plan of audit coverage, and reviews with management and the Company’s independent auditor, the Company’s financial statements and internal controls. The Audit Committee of the Company met five times during the year ended March 31, 2005. The Company’s Board of Directors has adopted a written charter for the Audit Committee of the Company, which is available at the Company’s website at www.atlanticlibertysavings.com.

Audit Committee Report

     The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of directors who are independent as defined within the meaning of the Nasdaq corporate governance listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

     Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met with management and Beard Miller Company LLP, the independent auditing firm for the Company, to review and discuss the March 31, 2005 consolidated financial statements. The Audit Committee also discussed with Beard Miller Company LLP, the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received the written disclosures and the letter from our independent accountants, Beard Miller Company LLP, required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committee). Additionally, the Audit Committee has discussed with Beard Miller Company LLP the issue of its independence from the Company.

     Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2005, to be filed with the Securities and Exchange Commission.

     This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This report has been provided by the Audit Committee:
Directors Arkwright, Mangano, De Martino and Spanakos

Changes in Certifying Accountant

     On April 1, 2005, Radics & Co. LLC (“Radics”) merged with Beard Miller Company LLP to become the Pine Brook, New Jersey office of Beard Miller Company LLP. As a result, on April 1, 2005, Radics resigned as independent auditors of the Company. On April 1, 2005, the Company engaged Beard Miller Company LLP as its successor independent audit firm. The Company’s engagement of Beard Miller Company LLP has been approved by the Company’s Audit Committee.

     The reports of Radics on the consolidated financial statements of the Company as of and for the fiscal years ended March 31, 2004, and March 31, 2003, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the years ended March 31, 2004 and 2003, and in connection with the audit of the Company’s financial statements for such periods there were no disagreements between the Company and Radics on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Radics, would have caused Radics to make reference to such matter in connection with its audit reports on the Company’s financial statements.

     The Company has provided Radics with a copy of the above disclosures in response to Item 304(a) of Regulation S-K in conjunction with the filing of a Current Report on Form 8-K. The Company requested that Radics deliver to the Company a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K, and if not, stating the respects in which it does not agree. Radics prepared such a letter which was filed with the Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

     The Company does not independently compensate its executive officers, directors, or employees. The Board of Directors of the Bank retains the principal responsibility for the compensation of the officers, directors and employees of Atlantic Liberty Savings, F.A. President and Chief Executive Officer Barry Donohue does not participate in the board of directors determination of his compensation.

     The Compensation Committee establishes compensation policies and reviews compensation matters. The Compensation Committee consists of Atlantic Liberty Savings, F.A.’s non-employee directors. During the year ended March 31, 2005, the Compensation Committee met five times.

Report of the Compensation Committee

     Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee of the Bank, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

     The Board has delegated to the Compensation Committee the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with the compensation strategy, competitive practices, the performance of Atlantic Liberty Savings, F.A., and the requirements of appropriate regulatory agencies. Only non-employee directors serve on the Compensation Committee and participate in executive compensation decision making. Any cash compensation paid to executive officers is paid by Atlantic Liberty Savings, F.A. The Company does not currently pay any cash compensation to executive officers.

     The primary goal of Atlantic Liberty Savings, F.A. and its Compensation Committee is to provide an adequate level of compensation and benefits in order to attract and retain key executives. The performance of each officer is reviewed annually to determine his or her contribution to the overall success of the institution.

     Compensation of senior management is reviewed annually. In general, the purpose of the annual compensation review is to ensure that Atlantic Liberty Savings, F.A.’s compensation levels are competitive with financial institutions similar in size, geographic market and business profile in order for Atlantic Liberty Savings, F.A. to attract and retain persons of high quality. In this regard, the Compensation Committee utilized salary surveys, including the “Savings and Community Bankers Annual Salary Survey” the “America’s Community Bankers 2004 Compensation Survey” and the “SNL Executive Compensation Review.” In addition, the Compensation Committee considers the overall profitability of Atlantic Liberty Savings, F.A. and the executive officer’s contribution to Atlantic Liberty Savings, F.A. when making its decision. Accordingly, an incentive compensation program has been implemented that provides for compensation awards to executive officers if certain profitability objectives established by the Compensation Committee and ratified by the Board are attained.

     The Board of Directors approved a base salary for Atlantic Liberty Savings, F.A.’s Chief Executive Officer of $245,000 for calendar year 2005, which represents a 12.4% increase from the Chief Executive Officer’s base salary of $218,000 in calendar 2004. The 2005 base salary was based upon the Chief Executive Officer’s performance and industry standards.

This report has been provided by the Compensation Committee:
Directors Arkwright, Mangano, De Martino and Spanakos

Nominations for the Board of Directors

     The independent directors of the Company, consisting of directors Arkwright, De Martino, Mangano and Spanakos, meet in executive session to make nominations to the Board. The Company’s Board of Directors has adopted a board resolution that sets forth the procedures that are to be followed for determining nominees for election as directors to the Board. The Board met in executive session in June 2005, at which time it nominated directors Arkwright and Donohue for new three year terms. Directors Arkwright and Donohue recused themselves from voting on their respective nominations.

     The functions of the independent directors acting in executive session with respect to nominations include the following:

•	to lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for stockholder approval;

•	to review and monitor compliance with the requirements for board independence; and

•	to review the committee structure and make recommendations to the Board regarding committee membership.

     The independent directors acting in executive session identify nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the board acting in executive session would solicit suggestions for director candidates from all Board members. The board acting in executive session would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has personal and professional ethics and integrity and whose values are compatible with the Company’s;

•	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his or her responsibilities to the Company and its stockholders; and

•	has the capacity and desire to represent the best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

     The independent directors acting in executive session will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards and, if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.

Procedures for the Nomination of Directors by Shareholders

     The Board of Directors has adopted procedures for the submission of director nominees by stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Board will consider candidates submitted by the Company’s stockholders. Stockholders can submit the names of qualified candidates for Director by writing to our Corporate Secretary, at 186 Montague Street, Brooklyn, New York 11201. The Corporate Secretary must receive a submission not less than ninety (90) days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•

the name and address of the stockholder as they appear on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•

the name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	a statement detailing any relationship between the candidate and the Company;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

     A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Stockholder Proposals .”

Stockholder Communications with the Board

     A stockholder of the Company who wants to communicate with the Board of Directors or with any individual Director can write to the Corporate Secretary of the Company, at 186 Montague Street, Brooklyn, New York 11201, Attention: Board Administration. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:

•	forward the communication to the Director or Directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

     At each Board meeting, management shall present a summary of all communications received since the last meeting that were not forwarded and will make those communications available to the Directors.

Code of Ethics

      The Company has adopted a Code of Ethics that is applicable to the officers, directors and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available on the Company’s website atwww.atlanticlibertysavings.com. Amendments to and waivers from the Code of Ethics will also be disclosed on the Company’s website.

Compensation of the Board of Directors of Atlantic Liberty Financial Corp.

     Atlantic Liberty Financial Corp. pays each non-employee director an annual retainer of $12,500, except for the Chairman of the Board who receives a retainer of $16,500. In addition, directors receive $1,000 for attendance at each regular meeting of the Board of Directors and $500 for each committee meeting of the Board of Directors. An additional $100 per meeting is paid to committee chairmen.

     Directors’ Retirement Plan. The Bank adopted a directors’ retirement plan to provide supplemental retirement and death benefits to non-employee directors. Directors with five years of service after the adoption of the plan are entitled to a minimum retirement benefit equal to 50% of the highest rate of regular board fees to which the director was entitled prior to his termination of service plus 10% of final years’ fees for each year of service after five years of service, up to 100% of final years’ fees. Retirement benefits are paid in monthly installments over 60 months. In the event a director dies while in the service of the Bank, his beneficiary will be entitled to a survivor’s benefit, whether or not the director has five years of service after the adoption of the plan, equal to the minimum retirement benefit. In the event a director separates from service following a change in control, the director will be entitled to a retirement benefit; if the director has less than five years of service, he will be deemed to have five years of credited service for purposes of determining benefits under the plan. In the event the director dies after the commencement of benefit payment but prior to completion of all payments, the Bank will continue to pay the director’s benefit to the director’s beneficiary. In the event a director dies prior to the commencement of benefit payment under the plan, the director’s beneficiary will be entitled to a survivor’s benefit equal to the retirement benefit, calculated as if the director had completed five years of service or, if the director has more than five years of service after the adoption of the plan, taking into account the director’s actual number of years of service. A director who becomes disabled is entitled to a disability benefit; if the director does not have five years of service after adoption of the plan, the director will be deemed to have five years of service for purposes of determining his disability benefit. If the director dies while receiving his disability benefit, but prior to the completion of all payments due, the Bank will continue to pay the disability benefit to the director’s beneficiary for the remainder of the payout period. If a director dies before the commencement of disability benefit payments, the director’s beneficiary will be entitled to the director’s accrued benefit, annuitized and payable over the payout period.

Executive Compensation

     Summary Compensation Table. The following table sets forth for the years ended March 31, 2005, 2004 and 2003, certain information as to the total remuneration paid by the Company and Atlantic Liberty Savings, F.A. to its Chief Executive Officer, as well as to the other named officers of the Company, who received total annual compensation in excess of $100,000 during the last fiscal year.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options/ SARs (#)	LTIP Payouts	All Other Compensation ($)(3)
Barry M. Donohue,	2005	$224,750	$156,200	$—	$—	—	—	$12,300
President and	2004	204,500	192,879	—	443,149	46,196	—	12,000
Chief Executive Officer	2003	170,000	240,000	—	—	—	—	12,000

William M. Gilfillan,	2005	$183,125	$127,500	$—	$—	—	—	$12,300
Executive Vice	2004	166,250	157,046	—	348,189	37,642	—	12,000
President and	2003	138,125	200,000	—	—	—	—	12,000
Chief Financial Officer

Stephen P. Parisi,	2005	$105,500	$20,000	$—	$—	—	—	$7,325
Vice President and	2004	101,250	17,000	—	59,367	5,985	—	7,100
Treasurer	2003	96,250	15,000	—	—	—	—	6,700

Michelle Rizzotto,	2005	$86,250	$25,000	$—	$—	—	—	$5,122
Vice President and	2004	81,250	20,000	—	59,367	5,985	—	9,080
Assistant Secretary	2003	78,500	18,000	—	—	—	—	7,252

(1)

Atlantic Liberty Savings, F.A. provides certain of its executive officers with non-cash benefits and perquisites, such as the use of employer-owned or leased automobiles. Management believes that the aggregate value of these benefits for fiscal 2005 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him in the Summary Compensation Table.

(2)	Represents stock awards pursuant to the 2004 Incentive Stock Benefit Plan with a value of $18.50 per share at the date of award.
(3)	Represents employer contributions under the 401(k) plan.

Benefit Plans

     Employment Agreements. Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A. have entered into substantially similar employment agreements with Messrs. Donohue and Gilfillan. Each of these agreements have a term of three years. Commencing on January 31, 2004 and continuing on January 31 of each year thereafter, the agreements will be renewed for an additional year so that the remaining term will be three years, subject to termination on notice as provided in the agreements. Under the agreements, the current base salaries for Messrs. Donohue and Gilfillan are $245,000 and $200,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. Mr. Donohue’s agreement provides that he will be entitled to the use of an automobile and the payment of reasonable expenses associated with such use. Each executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

     Certain events resulting in the executive’s termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event the executive’s employment is terminated for reasons other than for cause, disability or retirement, or in the event the executive resigns during the term of the agreement following (i) failure to elect or reelect or to appoint or reappoint the executive to his executive position, (ii) a significant change in the nature or scope of the executive’s authority, (iii) the liquidation or dissolution of Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. that would affect the status of the executive, or (iv) a breach of the employment agreement by the applicable corporation, then the executive would be entitled to payment of an amount equal to three times the sum of (i) the average annual rate of base salary paid to him in the last three years ending in the year of termination and (ii) the average rate of bonus awarded to him during the prior three years, payable, at the executive’s election, either in a lump sum or in bi-weekly installments during the remaining term of the agreement. In the event of the executive’s involuntary termination by Atlantic Liberty Savings, F.A. or voluntary resignation from Atlantic Liberty Savings, F.A.’s employment upon a change in control or at any time following a change in control, the executive would be entitled to the payment of a sum equal to three times the sum of his base salary and the highest rate of bonus awarded to him during the prior three years, payable, at his election, in a lump sum or bi-weekly during the remaining term of the agreement. Also, the executive would be entitled to a cash payment equal to the difference, if any, between (i) the present value of benefits to which he would be entitled under Atlantic Liberty Savings, F.A.’s pension plan if he continued working for Atlantic Liberty Savings, F.A. for an additional 36 months, over (ii) the present value of the benefits to which he is actually entitled under Atlantic Liberty Savings, F.A.’s pension plan due to his termination. The executive also would be entitled to a cash payment equal to the present value of Atlantic Liberty Savings, F.A.’s contributions that would have been made on his behalf under Atlantic Liberty Savings 401(k) plan and employee stock ownership plan and any other defined contribution plan maintained by Atlantic Liberty Savings, F.A. if he had continued working for Atlantic Liberty Savings, F.A. for 36 months following his termination. In addition, the executive would be entitled to continuation of life, medical, dental and disability benefits for a period of 36 months after termination. He also would become vested in any outstanding unvested stock options or shares of restricted stock that have been awarded to him. In the event payments to the executive include an “excess parachute payment” as defined in the Internal Revenue Code, payments under the employment agreements with Atlantic Liberty Savings, F.A. would be reduced in order to avoid this result. The employment agreement entered into with Atlantic Liberty Financial Corp. would make up any reduction in benefits by virtue of being considered an excess parachute payment and would reimburse the executive for any additional taxes owed as a result of having such excess parachute payment. If Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. does not renew the agreement prior to the agreement’s anniversary date, the executive may resign and will be entitled to three times his annual rate of base salary.

     Upon termination of the executive’s employment other than in connection with a change in control, the executive agrees not to compete with Atlantic Liberty Savings, F.A. within a 25-mile radius for a period of one year following termination. Should the executive become disabled, he would be entitled to the payment of his base salary for the remaining term of his employment agreement or one year, whichever is longer, provided that any amount paid the executive pursuant to any disability insurance would reduce the compensation he would receive. In the event the executive dies while employed by Atlantic Liberty Savings, F.A., the executive’s estate will be paid the executive’s base salary for one year and the executive’s family will be entitled to continuation of health benefit coverage for one year. Any payment to the executive under the agreements with Atlantic Liberty Savings, F.A. will reduce proportionately the amounts due the executive under the agreements with Atlantic Liberty Financial Corp.

     Change in Control Agreements. Atlantic Liberty Savings, F.A. entered into severance agreements with two individuals who are officers of Atlantic Liberty Savings, F.A., namely Stephen P. Parisi and Michelle Rizzotto. These agreements provide certain benefits in the event of a change in control of Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. Each of the severance agreements provides for a term of up to 36 months. Commencing on each anniversary date, the Board of Directors may extend any change in control agreement for an additional year. The change in control agreements enable Atlantic Liberty Savings, F.A. to offer to designated officers certain protections against termination without cause in the event of a change in control (as defined in the agreements). These protections against termination without cause in the event of a change in control are frequently offered by other financial institutions, and Atlantic Liberty Savings, F.A. may be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections.

     Following a change in control of Atlantic Liberty Financial Corp. or Atlantic Liberty Savings, F.A., an officer is entitled to a payment under the change in control agreement if the officer’s employment is involuntarily terminated during the term of such agreement, other than for cause, as defined, or if the officer voluntarily terminates employment during the term of such agreement as the result of a demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the change in control. In the event that an officer who is a party to a change in control agreement is entitled to receive payments pursuant to the change in control agreement, he will receive a cash payment up to a maximum of three times the sum of base salary and highest rate of bonuses awarded to the executive over the prior three years, subject to applicable withholding taxes. In addition to the severance payment, each covered officer is entitled to receive life, health, dental and disability coverage for a period of up to 36 months from the date of termination. Notwithstanding any provision to the contrary in the change in control agreement, payments under the change in control agreements are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

     Executive Incentive Bonus Plan. Atlantic Liberty Savings, F.A. has adopted an executive incentive bonus plan for the benefit of Messrs. Donohue and Gilfillan. The Plan provided financial incentives based on bank level performance criteria that reflect objective measurements of profitability and efficiency and individual performance criteria that reflect the ability of the executive to accomplish the goals in a manner consistent with the management philosophy of Atlantic Liberty Savings, F. A. The various criteria were weighted by the plan administrator and a bonus pool was established that was based on approximately 5% of base salary and 40% of Atlantic Liberty Savings, F.A.’s income exceeding core income (defined as net income before non-recurring expense). The plan administrator set a minimum core income threshold that must be met in order for a bonus to be paid. Assuming the minimum threshold was achieved, the maximum bonus payable increased as core income increased. For the fiscal year commencing April 1, 2003, the incentive bonus plan was revised to provide financial incentives to Messrs. Gilfillan and Donohue solely based on performance criteria of Atlantic Liberty Savings, F. A. that reflect objective measurements of profitability, such as deposit and mortgage growth, return on equity, earnings per share and Atlantic Liberty Savings, F. A.’s efficiency ratio. The objective measurements upon which the financial incentives are based, and the weight assigned to each measurement may be modified annually in the discretion of the compensation committee of the Board of Directors. The maximum award payable to an executive under the executive incentive bonus plan, as revised, is seventy-five percent (75%) of such executive’s base salary. For the fiscal year ended March 31, 2005, Messrs. Donohue and Gilfillan received bonuses under the executive incentive bonus plan of $156,200 and $127,500, respectively.

     Executive Life Insurance Plan. Atlantic Liberty Savings, F.A. maintains split dollar life insurance policies on the lives of certain executives, including Messrs. Donohue and Gilfillan. Participants commence participation in the Plan by executing a split dollar endorsement for each policy covering the life of the Participant. Upon the death of a participant in the Plan while the participant is employed by Atlantic Liberty Savings, F.A., the death benefit will be the lesser of (i) 300% of the participant’s base total compensation (defined as annual base salary and bonus), less any group term life insurance benefit payable at the time of the participant’s death, and (ii) the remainder of the death benefit proceeds after payment to Atlantic Liberty Savings, F.A. of 100% of the policy’s cash value, less any policy loans and unpaid interest or cash withdrawals previously incurred by Atlantic Liberty Savings, F.A. Participation in the Plan will cease in the event of a participant’s termination of employment for cause or termination of employment prior to the participant’s attainment of age 55 with 10 years or service for reasons other than death or following a change in control.

     Insurance Plans. Our officers and employees are covered by a contributory medical insurance plan.

     Defined Benefit Pension Plan. We maintain a qualified noncontributory defined benefit plan (“Retirement Plan”) for employees. All employees age 21 or older who have worked at Atlantic Liberty Savings, F.A. for a period of one year and who have been credited with 1,000 or more hours of employment with Atlantic Liberty Savings, F.A. during the year are eligible to accrue benefits under the Retirement Plan. We make annual contributions to the Retirement Plan in order to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

     At the normal retirement age of 65, the plan is designed to provide a single life annuity with no ancillary benefits. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant’s death, the participant’s spouse is entitled to receive a benefit equal to 50% of the amount paid during the participant’s lifetime. The joint and survivor annuity will be actuarially equivalent to the single life annuity. The annual retirement benefit provided is an amount equal to (i) 2% of a participant’s average annual compensation based on the average of the five consecutive years of the last 10 calendar years providing the highest average compensation, multiplied by (ii) the participant’s years of credited service to the normal retirement date (not to exceed 30 years). Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of 10 years of service with Atlantic Liberty Savings, F.A. Upon termination of employment other than as specified above, a participant who has a vested benefit under the Retirement Plan is eligible to receive his or her accrued benefit reduced for early retirement, if applicable, or a deferred retirement benefit commencing on such participant’s normal retirement date. Benefits are payable in various annuity forms as well as in the form of a single lump sum payment. At March 31, 2005, the market value of the Retirement Plan trust fund equaled approximately $1.6 million.

     The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 2004, expressed in the form of a single life annuity for the final average salary and benefit service classification specified below.

	YEARS OF BENEFIT SERVICE AT RETIREMENT
Final Average Compensation	15	20	25	30	35	40
$ 25,000	$ 7,500	$10,000	$ 12,800	$ 15,000	$ 15,000	$ 15,000
$ 50,000	$15,000	$20,000	$ 25,000	$ 30,000	$ 30,000	$ 30,000
$ 75,000	$22,500	$30,000	$ 37,500	$ 45,000	$ 45,000	$ 45,000
$100,000	$30,000	$40,000	$ 50,000	$ 60,000	$ 60,000	$ 60,000
$150,000	$45,000	$60,000	$ 75,000	$ 90,000	$ 90,000	$ 90,000
$200,000 and above	$60,000	$80,000	$100,000	$120,000	$120,000	$120,000

     As of March 31, 2005, Messrs. Donohue, Gilfillan and Parisi had 13, four and 21 years of service under the plan, respectively and Ms. Rizzotto had 21 years of service.

     Salary Reduction Plan. We maintain a Salary Reduction Plan for employees, which is a qualified, tax-exempt profit sharing plan with a cash-or-deferred feature under Section 401(k) of the Code (the “401(k) Plan”). All employees who have attained age 21 and have completed 12 consecutive months of employment in which they completed 1,000 hours of service are eligible to participate on the date that such requirements are first satisfied.

     Under the 401(k) Plan, participants are permitted to make salary reduction contributions to the plan from their compensation from 1% to 20% of compensation. For these purposes, “compensation” includes regular salary, wages and bonuses, including any salary reduction contributions made under the 401(k) Plan, but does not include overtime and commissions, or compensation in excess of the Internal Revenue Code Section 401(a)(17) limits (in 2005, this limit is $210,000). The participants’ salary reduction contribution will be matched by us, up to 100% of the participants first 6% of compensation contributed to the 401(k) Plan. All employee contributions and earnings thereon are fully and immediately vested. Atlantic Liberty Savings, F.A. may make discretionary employer contributions to the 401(k) Plan. Employer discretionary contributions, if made, will vest at the rate of 20% per year beginning in the second year until a participant is 100% vested after six years of service. Participants will also vest in employer discretionary contributions upon the attainment of their normal retirement date (i.e., age 65), death or disability regardless of their years of service. A participant may also withdraw salary reduction contributions in the event the participant suffers a financial hardship. The 401(k) Plan permits employees to direct the investment of their own accounts into various investment options.

     Plan benefits will be paid to each participant in a lump sum payment. At March 31, 2005, the market value of the 401(k) Plan trust fund equaled approximately $1.3 million. The contribution to the 401(k) Plan for the Plan year ended March 31, 2005, was $62,119. During the year ended March 31, 2005, we contributed $12,300, $12,300, $7,325 and $5,122 to the 401(k) plan for the accounts of Messrs. Donohue, Gilfillan, Parisi and Ms. Rizzotto, respectively.

     Employee Stock Ownership Plan and Trust. We have established an employee stock ownership plan in connection with the conversion and offering. Employees who are at least 21 years old with at least one year of employment with Atlantic Liberty Savings, F.A. are eligible to participate. The employee stock ownership plan trust borrowed funds from us to purchase 136,879 shares. Collateral for the loan is the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Atlantic Liberty Savings, F.A. discretionary contributions to the employee stock ownership plan over a period of up to 10 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. The interest rate for the loan is a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

     Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become vested at the rate of 20% per year, starting upon completion of two years of credited service, and will be fully vested upon completion of six years of credited service, with credit given to participants for years of credited service with Atlantic Liberty Savings, F.A. mutual predecessor prior to the adoption of the plan. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Atlantic Liberty Savings, F.A.’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

     2004 Incentive Stock Benefit Plan. During the year ended March 31, 2004, the Company adopted, and stockholders approved the 2004 Incentive Stock Benefit Plan (the “2004 Plan”). Under the 2004 Plan, the Company may issue to key employees and non-employee directors up to 256,648 shares of common stock pursuant to grants of stock options, limited rights, reload options, dividend equivalent rights or stock awards, provided that at least 85,550 shares will be issued as stock awards and at least 85,550 will be issued as stock options. The term of awards under the 2004 Plan, with the exception of stock awards, is ten years from the date of grant, and the shares subject to such awards will be adjusted in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares or other change in the corporate structure of the Company. A stock option gives the option holder the right to purchase shares of common stock at a specified price for a specified period of time. The exercise price shall not be less than the fair market value on the date the stock option is granted. A limited right gives the holder the right, upon a change in control of the Company or Atlantic Liberty Savings, F.A., to receive the excess of the market value of the shares represented by the limited rights on the date exercised over the exercise price. The limited rights are subject to the same terms and conditions as the stock options. Payment upon exercise of limited rights will be in cash, or in the event of a merger transaction, for shares of the acquiring corporation or its parent, as applicable. The dividend equivalent rights entitle the holder to receive an amount of cash at the time that certain extraordinary dividends are declared equal to the amount of the extraordinary dividend multiplied by the number of options that the person holds. For these purposes, an extraordinary dividend is defined as any dividend where the rate of dividend exceeds 200% of Atlantic Liberty Savings, F.A.’s weighted average cost of funds on interest-bearing liabilities for the current and preceding three quarters and the annualized aggregate dollar amount of the dividend exceeds Atlantic Liberty Savings, F.A.’s net income after taxes for the current quarter and preceding three quarters. The reload options entitle the holder, who has delivered shares that he or she owns as payment of the exercise price for option stock, to a new option to acquire additional shares equal in amount to the shares he or she has traded in. Reload options may also be granted to replace option shares retained by the employer for payment of the option holder’s withholding tax. The option price at which additional shares of stock can be purchased by the option holder through the exercise of a reload option is equal to the market value of the shares on the date the original option is exercised. The option period during which the reload option may be exercised expires at the same time as that of the original option that the holder has exercised. For the year ended March 31, 2004, Messrs. Donohue, Gilfillan, Parisi and Ms. Rizzotto received 23,954, 18,821, 3,209, and 3,209 shares of restricted stock, respectively, and options to purchase 46,196, 37,642, 5,985 and 5,985 shares of common stock under the 2004 Plan. In addition, our non-employee directors received the following under the 2004 Plan: Mr. Arkwright received 10,693 shares of restricted stock and Messrs. De Martino, Mangano and Spanakos each received 6,416 shares of restricted stock, and all non-employee directors received options to purchase 11,549 shares of our common stock. Restricted stock granted under the 2004 Plan vests ratably over a five-year period commencing in December 2004. Options awards to employees and non-employee directors will vest at the rate of 20% over a five-year period commencing on the date of grant.

     No options were granted to the Named Officers during the year ended March 31, 2005.

     Set forth below is certain information concerning options outstanding to the Named Officers at March 31, 2005. No options were exercised during the year ended March 31, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Unexercised Options at Year-End	Value of Unexercised In-The-Money Options at Year-End
Name	Shares Acquired Upon Exercise	Value Realized	Exercisable/Unexercisable (#)	Exercisable/Unexercisable ($)
Barry M. Donohue	-0-	$—	18,478/27,718	$84,075/$126,117
William M. Gilfillan	-0-	$—	15,057/22,585	$68,509/$102,762
Stephen P. Parisi	-0-	$—	2,394/3,591	$10,893/$16,339
Michelle Rizzotto	-0-	$—	2,394/3,591	$10,893/$16,339

     Set forth below is information as of March 31, 2005, regarding equity compensation plans categorized by those plans that have been approved by stockholders and those plans that have not been approved by stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted average exercise price	Number of securities remaining available for issuance under plans
Equity compensation plans approved by stockholders	256,648	$18.50	—
Equity compensation plans not approved by stockholders	—	—	—
Total	256,648	$18.50	—

Transactions with Certain Related Persons

     The Bank offers to directors, officers, and employees loans which are made by the Bank to such persons in the ordinary course of business on substantially the same terms (other than interest rate), including collateral, as those prevailing at the time for comparable transactions with other persons, and which do not involve more than the normal risk of collectibility or present other unfavorable features. All such loans were performing in accordance with their terms as of the date of this proxy statement. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. The interest rate on loans to directors and officers is the same as that offered to the Bank’s other employees.

     Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to the Company. Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to the Bank’s directors and officers are made in conformity with the Federal Reserve Act and applicable regulations.

PROPOSAL II—RATIFICATION OF APPOINTMENT OF AUDITORS

     The Audit Committee of the Board of Directors of the Company has approved the engagement of Beard Miller Company LLP to be the Company’s auditors for the 2006 fiscal year, subject to the ratification of the engagement by the Company’s stockholders. At the Meeting, stockholders will consider and vote on the ratification of the engagement of Beard Miller Company LLP for the Company’s fiscal year ending March 31, 2006. A representative of Beard Miller Company LLP is expected to attend the Meeting to respond to appropriate questions and to make a statement, if deemed appropriate.

     Audit Fees. During the past two years the fees billed for professional services rendered by Beard Miller Company LLP (the “Independent Auditor”) for the audit of the Company’s annual financial statements and for the review of the Company’s Forms 10-QSB were $56,500 for 2005 and $56,000 for 2004.

     Audit-related fees. During the past two years there were no aggregate fees billed for professional services by the Independent Auditor that are reasonably related to the performance of the audit.

     Tax Fees. During the past two fiscal years the fees billed for professional services by the Independent Auditor for tax services were $9,500 for 2005 and $9,000 for 2004.

     All Other Fees. There were no other fees billed for 2005 or 2004.

     The Audit Committee considered whether the provision of non-audit services was compatible with maintaining the independence of its auditors. The Audit Committee concluded that performing such services in fiscal 2005 did not affect the auditors’ independence in performing their function as auditors of the Company.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

     The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The tax fees paid in fiscal 2005 and 2004 were approved per the Audit Committee’s pre-approval policies.

     In order to ratify the selection of Beard Miller Company LLP as the auditors for the 2006 fiscal year, the proposal must receive at least a majority of the votes cast, either in person or by proxy, in favor of such ratification. The Board of Directors recommends a vote “FOR” the ratification of Beard Miller Company LLP as auditors for the 2006 fiscal year.

STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company’s proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive office, 186 Montague Street, Brooklyn, New York 11201, no later than March 17, 2006. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

     The Bylaws of the Company provide an advance notice procedure before certain business or nominations to the Board of Directors may be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not less than 90 days before the date fixed for such meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made, to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder’s name, record address, and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in the paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

     The date on which the Annual Meeting of Stockholders is expected to be held is August 16, 2006. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the next Annual Meeting of Stockholders must be given to the Company no later than May 18, 2006.

MISCELLANEOUS

     The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Meeting, as to which they shall act in accordance with their best judgment.

     The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

     A copy of the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, will be furnished without charge to stockholders as of the record date upon written request to the Corporate Secretary, Atlantic Liberty Financial Corp., 186 Montague Street, Brooklyn, New York 11201.

BY ORDER OF THE BOARD OF DIRECTORS
William M. Gilfillan Corporate Secretary

Brooklyn, New York
July 15, 2005

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REVOCABLE PROXY

Atlantic Liberty Financial Corp.
ANNUAL MEETING OF STOCKHOLDERS
August 17, 2005

     The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at a Annual Meeting of Stockholders (“Meeting”) to be held at our main office located at 186 Montague Street, Brooklyn, New York, at 3:30 p.m., (local time) on August 17, 2005. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	VOTE WITHHELD

1.	The election as director of the nominee listed below

Richard T. Arkwright Barry M. Donohue ____________________ ____________________

		FOR	AGAINST	ABSTAIN

2.	The ratification of the appointment of Beard Miller Company LLP as auditors for the fiscal year ending March 31, 2006.

The Board of Directors recommends a vote “FOR” each of the listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force or effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy statement prior to a vote being taken on a particular proposal at the Meeting.

     The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Meeting and a proxy statement dated July 15, 2005.

Dated: _________________, 2005
Check Box if You Plan to Attend Meeting

_______________________________ PRINT NAME OF STOCKHOLDER	_______________________________ PRINT NAME OF STOCKHOLDER

_______________________________ SIGNATURE OF STOCKHOLDER	_______________________________ SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

     Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.